Exhibit 3.9

                              ARTICLES OF EXCHANGE

         Pursuant to the provisions of Section 92A.200 of the Nevada Revised Statutes, USM FINANCIAL SOLUTIONS, INC., a Nevada corporation, and COMMERCE DEVELOPMENT CORPORATION, LTD., a Maryland corporation, hereby adopt the following Articles of Exchange:

1. The Capital Stock Exchange Agreement (the "Exchange Agreement") that has been approved by each of the parties to the exchange, in the manner prescribed by their constituent documents, and the Maryland General Corporation Law and the Nevada Revised Statutes, is set forth in the attached Exhibit A, which is incorporated by reference into these Articles of Exchange as if fully set forth herein. A copy of the executed Exchange Agreement is on file at the principal place of business of each entity and will be provided, upon request and without cost, to any stockholder of either of the parties to the merger.

2. The existence of USM Financial Solutions, Inc., a Nevada corporation, will continue and the corporation's Articles of Incorporation and Bylaws shall remain unchanged by the exchange.

3. For each of the parties to the Exchange Agreement, the number of shares outstanding and the designation and number of outstanding shares of each class of stock that are entitled to vote as a class on the Exchange Agreement are as follows:

                                        Entitled to Vote as a Class or Series
                                        _____________________________________
                                                      Designation
                                        Number        of Class
       Name of Entity                   Outstanding   or Series      Number
       --------------                   -----------   ---------      ------
Commerce Development Corporation, Ltd.  20,815,000    Common         20,815,000
USM Financial Solutions, Inc.            2,000,000    Common          2,000,000

4. For each party to the exchange, the number of shares that voted for and against the Exchange Agreement, and the number of shares of each class or series that voted for and against the Exchange Agreement, is as follows:

                                Number of                 Number of Shares
                                Shares or                 or
                                Interests                 Interests
                                Not Entitled              Entitled to
                                to Vote as a              Vote as a
                                Class                     Class
                                ______________            _____________________
                                                  Class
                                 Voted   Voted    or      Voted        Voted
       Name of Entity            For     Against  Series  For          Against
       --------------            ---     -------  ------  ----------    -------
Commerce Development-
Corporation, Ltd.                -0-      -0-     Common  20,815,000    -0-

USM Financial-
Solutions, Inc.                  -0-      -0-     Common   2,000,000    -0-


5. Commerce Development Corporation, Ltd. will be responsible for the payment of all fees and franchise taxes required by law to be paid by USM Financial Solutions, Inc. and USM Financial Solutions, Inc. will be obligated to pay such fees and franchise taxes if not timely paid.








Dated:  September 24, 2002


                                          COMMERCE DEVELOPMENT CORPORATION, LTD.



                                          By  /s/ Andrew E. Mercer
                                          --------------------------------
                                          Andrew E. Mercer, President



                                          USM Financial Solutions, Inc.



                                          By  /s/ Robert C. Brehm
                                          -------------------------------
                                          Robert C. Brehm, President